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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Manitowoc Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
SOLICITATION AND VOTING
1. PROPOSALS REQUIRING YOUR VOTE
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — APPROVAL OF THE COMPANY’S SHORT-TERM INCENTIVE PLAN
PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007
2. GOVERNANCE OF THE BOARD AND ITS COMMITTEES
Governance of the Company
Transactions with Related Persons
Corporate Governance Committee
Audit Committee
Compensation Committee
3. CORPORATE GOVERNANCE COMMITTEE REPORT
4. AUDIT COMMITTEE REPORT
5. EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
6. OWNERSHIP OF SECURITIES
Stock Ownership of Beneficial Owners of More than Five Percent
Stock Ownership of Directors and Management
Section 16(a) Beneficial Ownership Reporting Compliance
7. NON-EMPLOYEE DIRECTOR COMPENSATION
Non-Employee Directors’ Compensation
8. COMPENSATION DISCUSSION AND ANALYSIS and COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Compensation Program Administration
Compensation Program Objectives and Philosophy
Total Compensation
Compensation Elements
Stock Ownership Guidelines
Other Pay Elements
Other Executive Compensation Policies
COMPENSATION COMMITTEE REPORT
9. EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS
Non-Qualified Deferred Compensation
Post-Employment Compensation
Estimated Payments Upon A Change In Control
10. MISCELLANEOUS
Other Matters
Shareholder Proposals
Annual Report
Householding Information

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

April 3, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of The Manitowoc Company, Inc. which will be held at the Best Western Lakefront Hotel (formerly the Inn on Maritime Bay) located at 101 Maritime Drive, Manitowoc, Wisconsin, on Tuesday, May 1, 2007, at 10:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	Approval of the Company’s Short-Term Incentive Plan as amended effective January 1, 2007.

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007.

4.	Such other business as may properly come before the annual meeting.

The Board of Directors of the Company recommends a vote “FOR” election of the three directors named in the enclosed proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2010; “FOR” the approval of the Company’s Short-Term Incentive Plan as amended effective January 1, 2007; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007.

Whether or not you are able to attend the 2007 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 24, 2007.

It is important that your shares be represented and voted at the meeting. Accordingly, please sign, date, and promptly mail the enclosed proxy card in the envelope provided.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending personally.

Sincerely,

Terry D. Growcock
Chairman of the Board and
Chief Executive Officer

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

April 3, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
THE MANITOWOC COMPANY, INC.

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held at the Best Western Lakefront Hotel (formerly the Inn on Maritime Bay) located at 101 Maritime Drive, Manitowoc, Wisconsin, on Tuesday, May 1, 2007, at 10:00 a.m. (CDT), for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To approve the Company’s Short-Term Incentive Plan as amended effective January 1, 2007.

3.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007.

4.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 21, 2007, are entitled to vote at the Annual Meeting.

Shareholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and promptly return the enclosed proxy card using the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

MAURICE D. JONES
Senior Vice President, General Counsel
and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.
2400 South 44th Street
P.O. Box 66
Manitowoc, Wisconsin 54221-0066
(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Central Daylight Savings Time, on Tuesday, May 1, 2007, at the Best Western Lakefront Hotel (formerly the Inn on Maritime Bay) located at 101 Maritime Drive, Manitowoc, Wisconsin, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being mailed to shareholders on or about April 3, 2007.

On February 21, 2007, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 62,143,562 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

Shareholders whose shares are registered directly with Computershare Trust Company, N.A. (“Computershare”), the Company’s transfer agent, may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Computershare. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees, FOR approval of the Company’s Short-Term Incentive Plan, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ended December 31, 2007.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by mail, but also may be made by telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Required Vote

Proposal 1:  Election of Directors.  Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2:  Approval of the Company’s Short-Term Incentive Plan as amended effective January 1, 2007.  The Short-Term Incentive Plan will be considered approved by the shareholders if the number of valid votes cast “FOR” approval of the Short-Term Incentive Plan exceeds the number of votes cast “AGAINST” approval, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming this proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval.

Proposal 3:  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007.  Ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007, will be effective if the number of valid votes “FOR” ratification exceed the number of votes cast “AGAINST” ratification, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming this proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The names of the nominees to the Board are set forth below, along with additional information regarding each nominee and the other directors continuing in office. If elected, Messrs. Colbert, Krueger, and Stift will hold office for a three-year term expiring in the year 2010, or until their respective successors are duly elected and qualified. Messrs. Colbert, Krueger, and Stift are presently serving as directors of the Company.

The election will be determined by a plurality of the votes duly cast. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, an eventuality which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

The Board of Directors Recommends Election of the Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2010

Virgis W. Colbert, 67, Executive Vice President (1997-2005) of Miller Brewing Company, a leading beer brewer headquartered in Milwaukee, WI. Also a director of Merrill Lynch, New York, NY, Stanley Works, New Britain, CT and Sara Lee Corporation, Downers Grove, IL. A member of The Manitowoc Company, Inc.’s Board of Directors since 2001. (2)(3)

Kenneth W. Krueger, 50, Chief Operating Officer (5/06 to present) and former executive vice president (12/05 to 5/06) of Bucyrus International, Inc., a global leader in surface mining equipment manufacturing headquartered in South Milwaukee, WI. Former Sr. Vice President and Chief Financial Officer of A. O. Smith Corporation (8/00-6/05), a global manufacturer of electric motors and water heaters in Milwaukee, WI. Former Vice President Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group, Eaton Corporation, Cleveland, OH (7/99-8/00). A member of The Manitowoc Company, Inc.’s Board of Directors since 2004. (1)(2)

Robert C. Stift, 65, current director and former Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, Edison, NJ, a manufacturer of industrial and consumer products. A member of The Manitowoc Company, Inc.’s Board of Directors since 1998. (1)

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in the Year 2008

Dean H. Anderson, 66, President and Owner (2001 to present) of Dynamic Specialties Inc. (privately held), specializing in the sale of equipment and systems to the factory and process automation markets located in Houston, TX. Previously Senior Vice President Strategic Development (7/97-3/01) and Vice President — Strategic Development (2/95-7/97) of ABB Vetco Gray Inc., an oilfield equipment manufacturer headquartered in Houston, TX. A member of The Manitowoc Company, Inc.’s Board of Directors since 1992. (1)(3)

Keith D. Nosbusch, 56, Chairman (2005 to present), President and Chief Executive Officer of Rockwell Automation, Inc. (2/04 to present). Rockwell Automation is a leading global provider of industrial automation power, control and information solutions. Also a director of Rockwell Automation, Inc. (2/04 to present). Previously President, Control Systems, a business unit of Rockwell Automation, Inc., and Senior Vice President of Rockwell Automation, Inc. (11/98-2/04). A member of The Manitowoc Company, Inc.’s Board of Directors since 2003. (3)

Robert S. Throop, 69, former Chairman and Chief Executive Officer (12/84-12/96) of Anthem Electronics, Inc., a distributor of electronic products headquartered in San Jose, CA. Also a director of The Coast Distribution System, Inc., Morgan Hill, CA, and Azerity, Milpitas, CA (privately held). A member of The Manitowoc Company, Inc.’s Board of Directors since 1992. (2)(3)

Terms Expiring at the Annual Meeting to be Held in the Year 2009

Daniel W. Duval, 70, director (12/86-12/99; 12/03 to present), former interim President and Chief Executive Officer (12/03-07/04), Vice Chairman (until 1999), and President and Chief Executive Officer (1986-1998) of Robbins & Myers, Inc. Robbins & Myers, Inc. is a global manufacturer of specialized fluid management products and systems, headquartered in Dayton, OH. Director (1987 to present) and lead director (5/06 to present) and former Chairman (2002 to 2006) and interim Chief Executive Officer (6/02-2/03) of Arrow Electronics, Inc. of Melville, New York. Arrow Electronics, Inc. is a worldwide distributor of electronic components and computer products and a leading provider of services to the electronics industry. A member of The Manitowoc Company, Inc.’s Board of Directors since 2000. (1)(3)

Terry D. Growcock, 61, Chairman (10/02 to present) and Chief Executive Officer (1998 to present) of The Manitowoc Company, Inc. (also President from 1998 to 10/02). Also, a director of Harris Corporation, Melbourne,

FL (8/05 to present), a director of Bemis Manufacturing Company, Sheboygan Falls, WI (privately held) (2/03 to present), Chairman of Wisconsin Manufacturers and Commerce, and a director of the National Association of Manufacturers. A member of The Manitowoc Company, Inc.’s Board of Directors since 1998.

James L. Packard, 64, Executive Chairman (4/05 to 12/06), Chairman of the Board (1986 to 4/05), President (1980-2002) and Chief Executive Officer (1984-2005) of REGAL-BELOIT CORPORATION, a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. Also a director of Clarcor, Inc., Rockford, IL, and First National Bank and Trust, Beloit, WI. A member of The Manitowoc Company, Inc.’s Board of Directors since 2000. (2)

(1)	Audit Committee

(2)	Compensation Committee

(3)	Corporate Governance Committee

PROPOSAL 2 — APPROVAL OF THE COMPANY’S
SHORT-TERM INCENTIVE PLAN

General.  The Board of Directors adopted the Short-Term Incentive Plan (the “Plan”) effective as of January 1, 2005, which Plan was most recently amended effective January 1, 2007. The Board of Directors is seeking shareholder approval of the Plan for 2007 and future years.

The Plan is a bonus plan applicable, among others, to the Company’s executives who are, or are expected to be, “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code. This generally includes the chief executive officer and the other four highest paid officers of the Company. The Company intends that, upon approval of the Plan by the shareholders, any amounts payable under the Plan to covered employees would be fully deductible by the Company and not limited by Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally limits the allowable deduction for compensation payable to the chief executive officer and each of the four other most highly compensated executive officers of a publicly-held corporation to $1,000,000 per year. There are certain exceptions from this dollar limitation, however, including an exception for qualified performance-based compensation. The Plan is designed so that amounts awarded under it will qualify as performance-based compensation if the Plan is approved by shareholders. If the Plan is not approved by the shareholders at the Annual Meeting, the Plan will not apply to any covered employees as defined in Section 162(m).

The following description of the material provisions of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose of the Plan.  The purpose of the Plan is to provide a system of incentive compensation to promote the maximization of shareholder value. The Plan ties incentive compensation to Economic Value Added (“EVA®”) and, thereby, rewards participants for creating value.

Administration of the Plan.  Full power and authority to interpret and administer the Plan is vested in the Compensation Committee. The Compensation Committee may make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any participant under the Plan. Any decision made by the Compensation Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan is final, conclusive and binding upon all participants and any person claiming under or through them. With respect to participants who are not officers of the Company, the Compensation Committee may delegate its authority to the Company’s Senior Vice President-Human Resources & Administration.

Eligible Employees.  Each year, the Compensation Committee selects the eligible participants from among the salaried employees of the Company and its affiliates. For 2007, approximately 1,160 eligible employees have been selected for participation in the Plan as of the date of this Proxy Statement.

In order to receive a benefit, the eligible employee must remain employed through the end of the calendar year or have terminated employment

•	at or after attaining age 60;

•	at or after attaining a combination of age and years of service with the Company equal to 80;

•	due to disability; or

•	due to death.

Bonus Amounts.  Bonuses payable under the Plan are determined based on improvements in EVA®, which is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business. EVA® is equal to the difference between:

•	net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

•	a capital charge, defined as capital employed times the weighted average cost of capital.

Participants are divided into eleven classifications which have target bonus levels ranging from 5% to 80% of base salary. It is intended that the assignment of a particular classification corresponds with a participant’s relative effect on the Company’s performance. For covered officers, base salary is determined as of the applicable February meeting of the Compensation Committee, regardless of subsequent pay increases and/or promotions during the remainder of the year. The Compensation Committee determines the target bonus level for all officers and the Senior Vice President of Human Resources & Administration determines the level for others.

Under the Plan, bonuses are awarded to each Plan participant based on the improvement in EVA® for the participant’s business unit. To measure the improvement (or deterioration) in EVA®, an EVA® target is set yearly for each business unit. The target EVA® for 2006 was based on the prior fiscal year’s actual EVA® paid (i.e., not to exceed the maximum amount of EVA® necessary to earn a maximum incentive payout in the prior year) plus the expected improvement in EVA® for the current fiscal year. For 2007, the target EVA® varies among the various business units (the participating groups). Although there are eleven participating groups, the covered officers are in either the Corporate, Crane Group, Foodservice Group, Marine Group, or a combination of Corporate and one of those three groups. For 2007, the target EVA® for Corporate, Crane Group and Marine Group is determined by the actual EVA® paid in 2006 plus 50% of the difference between the actual EVA® paid in 2006 and the actual EVA® achieved in 2006, plus the expected improvement in EVA® for 2007. For Corporate, Crane Group and Marine Group in 2007, the Plan also sets forth a maximum EVA® that can be earned which is determined by the actual EVA® achieved in 2006, plus the expected improvement in EVA® and an amount equal to 150% of the leverage factor for 2007. For 2007, target EVA® calculations for the Foodservice Group will be based on their actual 2006 EVA® achieved plus the expected improvement. The expected improvement and leverage factors are calculated and recalibrated no less than every three years. If the actual EVA® for a given year is in excess of the target EVA® for the year, the bonus calculation will produce an amount in excess of the participant’s target bonus. Awards earned under the Plan can range from 20% to 250% of the target award opportunity for a particular job classification based on actual EVA® results versus the target EVA® for the year.

In fiscal year 2005, the performance of the Company and its business units resulted in Plan compensation for eligible Plan participants ranging from 0% to 250% of their targets. In fiscal year 2006, Plan compensation ranged from 0% to 250% of target. Given the base salary amounts and the target award levels for the covered officers, the maximum amount payable under the Plan to any one participant for 2007 may not exceed $1,700,000, excluding any bank balance payout.

Pre-2005 EVA® Plan — Bank Balances.  Prior to the implementation of the Plan, the Company maintained a similar incentive plan intended to encourage long-term commitment by participants by including a bonus bank account. The bonus bank account could be either positive or negative, with positive balances being paid off in equal amounts over three years and negative balances reducing future bonuses. For any participant with a negative bonus bank balance in January 2007, any award under the Plan for 2007 which exceeds target will be reduced by 50% of such excess over target, up to the amount of the negative bonus bank balance. After 2007, the bonus bank balances will be eliminated.

Amendment and Termination.  The Board of Directors may amend or terminate the Plan at any time. This includes the ability to increase the cost of the Plan.

New Plan Benefits.  Because the amounts to be received under the Plan can only be determined after the end of the year based on the actual performance of the Company and its business units, it is not possible to state the benefits that will in fact be received by participants under the Plan. The following table shows the dollar amount of the award payments under the Plan for the 2006 performance year:

New Plan Benefits
Short-Term Incentive Plan

Name and Position	2006 Award

Terry D. Growcock, Chairman & Chief Executive Officer	$1,631,933
Carl J. Laurino, Senior Vice President, CFO & Treasurer	$352,669
Glen E. Tellock, President, Manitowoc Crane Group	$516,571
Timothy J. Kraus, President, Manitowoc Foodservice Group	$270,121
Thomas G. Musial, SVP, HR & Administration	$401,183

Named executive officer group	$3,172,477
All Plan participants excluding named executive officers	$16,052,136

Approval.  The Plan will be considered approved by the shareholders if the number of valid votes cast “FOR” approval of the Plan exceeds the number of votes cast “AGAINST” approval, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming this proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval.

The Board of Directors recommends a vote “FOR” approval of the Short-Term Incentive Plan.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED
INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2007

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007, and asks that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year December 31, 2007, to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ended December 31, 2007, will be effective if the number of valid votes “FOR” ratification exceeds the number of votes cast “AGAINST” ratification, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different audit firm. Nevertheless, the Audit Committee will still have the discretion to determine who to appoint as the Company’s registered independent public accountants for the December 31, 2007, fiscal year. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2007.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Currently the Board is comprised of nine directors with no vacant positions. Eight of the directors are not employees of the Company. Terry D. Growcock is the Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors has determined that none of the eight non-employee directors has a material relationship with the Company and that each non-employee director (viz., Dean H. Anderson, Virgis W. Colbert, Daniel W. Duval, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard, Robert C. Stift, and Robert S. Throop) is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All eight non-employee directors meet all nine of the criteria.

The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com. A copy of the Corporate Governance Guidelines is also available in print to any shareholder who requests a copy.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors attended the annual shareholders meeting in 2006.

The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com and is also available in print to any shareholder who requests a copy.

During the fiscal year ended December 31, 2006, the Board of Directors met seven times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required in the Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2006. The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee will serve as the presiding director for the executive session. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular executive session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular executive session.

The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee

Keith D. Nosbusch, Chairman	Robert C. Stift, Chairman	James L. Packard, Chairman
Dean H. Anderson	Dean H. Anderson	Virgis W. Colbert
Virgis W. Colbert	Daniel W. Duval	Kenneth W. Krueger
Daniel W. Duval	Kenneth W. Krueger	Robert S. Throop
Robert S. Throop

Transactions with Related Persons

During 2006 the Company purchased certain components and materials from REGAL-BELOIT CORPORATION and/or one of more of its subsidiaries in the approximate amount of $1.26 million. All purchases were arm’s length transactions made in the ordinary course of business. During 2006, Mr. Packard, a member of the Company’s Board, served as Executive Chairman of REGAL-BELOIT CORPORATION.

The Company’s policies and procedures regarding the review, approval and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s code of ethics specifically required that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2006. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (6) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has determined that Messrs. Anderson, Krueger, and Stift are designated “audit committee financial experts” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations. The Board has further determined that all members of the Audit Committee are financially literate and that the designation of Messrs. Anderson, Krueger, and Stift as audit committee financial experts does not mean that the other Audit Committee members do not meet the qualifications of a financial expert.

During the fiscal year ended December 31, 2006, the Audit Committee met five times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Compensation Committee has retained Towers Perrin as an independent compensation consultant.

The Compensation Committee’s responsibilities include:

•	Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans.

•	Reviewing and approving annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits and supplemental benefits of the CEO and other key executives of the corporation.

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization.

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group.

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board.

There were six meetings of the Compensation Committee during fiscal year ended December 31, 2006. For further information see the Compensation Committee Report below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders.  The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in connection with the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder Communications to the Board of Directors.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for the Board of Directors that are Incumbent Directors.  The process of evaluating directors for re-election will include a peer review of each director wishing to stand for re-election at the expiration of his/her current term. The Corporate Governance Committee may engage an independent third party professional to assist in the process. The Corporate Governance Committee may also interview each candidate individually. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each candidate seeking re-election. The Corporate Governance Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and any independent third party professional consultant used in the evaluation process for directors wishing to stand for re-election. Such authority shall include the sole authority to approve the search firm’s and third party professional’s fees and other retention terms.

Consideration of Candidates for the Board of Directors that are Non-incumbent Directors.  In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee shall have sole authority to retain and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former CEOs or CFOs of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Shareholder/Interested Person Communications.  As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested person may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party.

2.	The basis of the party’s interest in the Company, e.g. if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication which the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language which is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.
Corporate Governance Committee
Keith D. Nosbusch, Chairman
Dean H. Anderson
Virgis W. Colbert
Daniel W. Duval
Robert S. Throop

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006, with the Company’s management;

•	discussed with PricewaterhouseCoopers LLP, the Company’s registered independent public accountants, those matters required to be discussed by Statement on the Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU sec. 380) as adopted by the Public Accounting Oversight Board in Rule 3200T; and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Fees Billed to the Company by PricewaterhouseCoopers LLP during
Fiscal 2006 and 2005

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

		Audit
Year Ended	Audit	Related		All Other
December 31	Fees	Fees	Tax Fees	Fees

2006	$1,796,800	$659,000	$220,700	$33,000
2005	$1,444,500	$24,000	$310,790	—

Audit fees include fees for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, and fees related to consultations concerning financial accounting standards and audits of employee benefit plans.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with a work force diagnostic review.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s registered independent public accountants are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Public Accountants

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its registered independent public accountants for the fiscal year ending December 31, 2007. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
Robert C. Stift, Chairman
Dean H. Anderson
Daniel W. Duval
Kenneth W. Krueger

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2006, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

					Number of Securities
					Remaining Available for
	Number of Securities to		Weighted-Average		Future Issuance Under
	be Issued Upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities
	Warrants, and Rights		Warrants, and Rights		Reflected in Column (A))
Plan Category	(A)		(B)		(C)
Equity compensation plans not approved by security holders(1)(3)	1,180,031	(2)	$13.2541	(2)	0	(2)
Equity compensation plans	1,307,738	(4(a))	$30.7010	(4(a))	4,850,232	(4(a))
approved by security	79,600	(4(b))	$34.1425	(4(b))	335,200	(4(b))
holders(4)	188,500	(4(c))(2)	$13.6241	(4(c))(2)	0	(4(c))(2)
Total(3)	2,755,869				5,185,432

(1)	Consists of the Company’s 1995 Stock Plan (which is the predecessor to the 2003 Incentive Stock and Awards Plan) and Deferred Compensation Plan. No additional awards are available for issuance under the 1995 Stock Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion in this Proxy Statement under Item 8 — Compensation Discussion and Analysis, under the heading “Deferred Compensation Plan” and the discussion in Item 7 — Non-Employee Director Compensation.

(2)	Column (A) does not include 211,327 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2006. Each Common Stock unit represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)	Does not include the 17,318 shares underlying the outstanding stock options issued under the Grove Investors, Inc. 2001 Stock Incentive Plan, which were assumed by the Company in connection with the acquisition of Grove Investors, Inc. Those options have a weighted average exercise price of $9.15. No additional options may be granted under the Grove Investors, Inc. 2001 Stock Incentive Plan.

(4)	Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan, (b) the 2004 Non-Employee Director Stock and Awards Plan, and (c) the 1999 Non-Employee Director Stock Option Plan. For a description of the key provisions of the plans, see the discussion contained in this Proxy Statement under Item 7 — Non-Employee Director Compensation and Item 8 — Compensation Discussion and Analysis.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2006.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	7,619,643	12.37%

(1)	This information is based solely on a Schedule 13G/A, filed with the SEC by FMR Corp. on February 14, 2007. In that filing, FMR Corp. reports that it has sole voting power with respect to 3,802,982 of the shares and shared voting power with respect to none of the shares, and that it has sole dispositive power with respect to all of the shares and shared dispositive power with respect to none of the shares. FMR Corp. reported that it was making the filing on behalf of itself and a subsidiary, Fidelity Management & Research Company, as well as on behalf of Edward C. Johnson 3d, an affiliate of FMR Corp.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 21, 2007. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, except that the executive officers and directors as a group own approximately 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the person named below has pledged any of their shares as security.

	Number of Shares of Common		Number of Deferred Common
Name	Stock Beneficially Owned(1)		Stock Units Beneficially Owned(2)
Dean H. Anderson	26,800	(5)	16,113
Virgis W. Colbert	50,100	(6)	8,127
Daniel W. Duval	59,106	(7)	8,032
Terry D. Growcock	265,752	(3)(4)(8)	11,756
Timothy J. Kraus	41,475	(3)(4)	12,225
Kenneth W. Krueger	18,600	(9)	2,780
Carl J. Laurino	63,763	(3)(4)(10)	268
Thomas G. Musial	143,479	(3)(4)(11)	4,267
Keith D. Nosbusch	27,100	(12)	4,503
James L. Packard	59,100	(13)	10,242
Robert C. Stift	41,100	(14)	13,023
Glen E. Tellock	166,137	(3)(4)(15)	4,870
Robert S. Throop	59,600	(16)	56,497
Total of all above-named executive officers and directors	1,022,112		152,703
Total of all executive officers and directors as a group (17 persons)	2,243,524	(17)	207,255	(18)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)	The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	For the following current executive officers, includes the indicated number of shares which were held in their respective 401(k) Retirement Plan accounts as of December 31, 2006, as to which they have sole voting power and shared investment power: Terry D. Growcock — 4,115, Timothy J. Kraus — 0, Carl J. Laurino — 9,347, Thomas G. Musial — 10,368, and Glen E. Tellock — 8,565.

(4)	Reflects shares beneficially owned as of December 31, 2006, under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)	Includes 9,200 shares which Mr. Anderson has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(6)	Includes 45,700 shares which Mr. Colbert has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)	Includes 6,000 shares as to which voting and investment power is shared with spouse. Also includes 48,700 shares which Mr. Duval has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(8)	Includes 99,538 shares held in a joint revocable trust as to which voting and investment power is shared with Mr. Growcock’s spouse. Also includes 117,200 shares that Mr. Growcock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(9)	Includes 12,200 shares which Mr. Krueger has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(10)	Includes 39,000 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 600 shares owned by Mr. Laurino’s spouse.

(11)	Includes 64,431 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(12)	Includes 22,700 shares which Mr. Nosbusch has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)	Includes 6,000 shares as to which voting and investment power is shared with Mr. Packard’s spouse. Includes 48,700 shares which Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(14)	Includes 36,700 shares which Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 5,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(15)	Includes 8,859 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 129,982 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also excludes 300 shares held by Mr. Tellock’s spouse as custodian for their daughter.

(16)	Includes 15,200 shares which Mr. Throop has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(17)	Includes 120,397 shares of Common Stock as to which voting and investment power are shared, and 1,185,553 shares, as of December 31, 2006, held by the RSVP Profit Sharing Plan Trust (persons within the group hold sole voting power with respect to 40,410 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(18)	Also includes 51,628 shares, as of February 21, 2007, as to which the Company, through certain officers, have sole voting power under the Deferred Compensation Plan Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2006 were complied with in a timely manner, except as follows.

At the end of 2006, Mr. Musial discovered that multiple dividends paid over a period of several years from approximately 1998 through 2006, on stock held in street name for his benefit had been reinvested by his broker, and the additional shares from those reinvestments had not been reported by him. Those shares have now been reported in a Form 5 filing as of the end of 2006.

In December 2006, Mr. Stift realized that 2,000 of the shares that he had been reporting as being held in his name had been transferred by him on February 11, 2003, into a trust for the benefit of his wife, viz. the Patricia D. Stift Revocable Trust dated February 11, 2003. (The amount originally transferred was 1,000 shares, but the 1,000 shares became 2,000 shares as a result of the two-for-one stock split by the Company on April 10, 2006.) The transaction was reported by a filing made on December 13, 2006.

On May 3, 2006, Mr. Anderson was granted an award of 1,800 shares of restricted stock and 4,400 options, but due to a clerical error the transaction was incorrectly reported as 1,800 shares of restricted stock and 1,800 options. Although the filing was timely made, it was for an incorrect amount. The error was corrected by a filing made on February 9, 2007.

All required Forms have been filed prior to the date of this Proxy Statement.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2006 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (stock options and restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2006.

Approximately two-thirds of the target annual compensation package is delivered in the form of equity, which is designed to promote a greater alignment of interest between the Company’s non-employee directors and its shareholders. The cash portion of the 2006 compensation package was below the market median. As a result of the greater emphasis on equity and the significant increase in the Company’s stock price, the total pay package for 2006 was above the market median. In 2006, equity grant guidelines were set based on the Company’s 90-day average stock price ending in mid-February 2006. The actual grant price and accounting expense was determined at the date of grant (May 3, 2006). From the average stock price ending in mid-February to the grant date, the Company’s stock price increased by over 75% resulting in a higher grant price and corresponding accounting expense for equity grants. An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

Stock awards in 2006 were granted out of the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to induce, attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater alignment of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering them the opportunity to acquire shares of the Company’s Common Stock, receive incentives based on the value of such Common Stock, or receive other equity-based incentives as provided in the 2004 Director Stock Plan. Only non-employee directors of the Company are eligible to receive awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time to time in such amounts as it determines and to such non-employee directors as it selects. The 2004 Director Stock Plan replaced the 1999 Non-Employee Director Stock Option Plan (the “1999 Plan”). Pursuant to the 1999 Plan, on the date a non-employee director became a director of the Company, the director was automatically granted an option to purchase 3,000 shares of Common Stock, and each continuing non-employee director was thereafter automatically granted an option to purchase an additional 5,000 shares of Common Stock annually on the date of the first meeting of the Board of Directors in each calendar year. As a result of being replaced by the 2004 Director Stock Plan, the 1999 Plan has been frozen and no further options may be awarded under the 1999 Plan. However, options already granted under the 1999 Plan continue to be governed by the terms of that plan.

The following table summarizes the 2006 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Board Member Retainer	$30,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Committee Chairperson Annual Retainer	$7,500
Annual Stock Option Grant(1)	4,400 options
Annual Restricted Stock Grant(2)	1,800 shares

(1)	Stock options were granted on May 3, 2006, with an exercise price equal to the fair market value on the grant date. The options fully vested upon granting and have a 10-year exercise term.

(2)	The Restricted Stock was granted on May 3, 2006, and the restrictions on all the shares lapse on May 3, 2009.

Effective in 2005, the Board implemented stock ownership guidelines for non-employee directors, which require a non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member retainer (does not include meeting fees or the annual committee chairperson retainer). Existing non-employee directors have until the end of fiscal year 2009 to meet the guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to Manitowoc’s stock price).

In 2006, stock options and restricted stock were granted at the May meeting of the Board of Directors. Stock options are granted with an exercise price equal to the closing stock price on the date of grant. The stock options have a 10-year term and vest immediately. The restrictions on the restricted stock awards lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s death or disability; and (ii) the restricted shares are generally transferable and may not be assigned, pledged or mortgaged prior to the restriction lapse date.

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ending December 31, 2006. The total compensation value is higher than the targeted annual compensation due to the significant increase in the Company’s stock price in 2006, which resulted in greater accounting expense being assigned to the 2006 stock option and restricted stock awards and the inclusion in the Option Awards column of an accounting expense attributed during the year for option grants made in 2003 and 2004.

					Change in
					Pension Value
					and Nonqualified
					Deferred
	Fees Earned or		Stock	Option	Compensation		All Other
Name	Paid in Cash		Awards(2)	Awards(3)	Earnings		Compensation(4)		Total
Dean H. Anderson	$54,000		$38,456	$140,923	$0		$0		$233,379
Virgis W. Colbert	$55,500		$38,456	$140,923	$0		$0		$234,879
Daniel W. Duval	$51,000		$38,456	$140,923	$0		$0		$230,379
Kenneth W. Krueger	$57,000		$38,456	$120,461	$0		$0		$215,917
Keith D. Nosbusch	$54,000	(1)	$38,456	$132,426	$0		$0		$224,882
James L. Packard	$57,000	(1)	$38,456	$140,923	$0		$0		$236,379
Robert C. Stift	$55,500	(1)	$38,456	$140,923	$0	(5)	$0	(5)	$234,879
Robert S. Throop	$54,000		$38,456	$140,923	$0		$0		$233,379

(1)	Includes committee chairperson annual retainer of $7,500. Mr. Nosbusch served as chair of the Corporate Governance Committee, Mr. Packard served as chair of the Compensation Committee, and Mr. Stift served as chair of the Audit Committee.

(2)	Reflects the FAS 123R expense during 2006 for outstanding restricted stock awards as to which the restrictions have not lapsed (includes outstanding awards made in prior years (2005 and 2006)). The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year end, each director had 4,400 shares of Restricted Stock outstanding.

(3)	Reflects the FAS 123R expense during 2006 for outstanding stock option awards (includes outstanding awards made in prior years (2003 and 2004)) . The options expire ten years from the grant date. Options granted in 2005 and 2006 vest immediately. Options granted prior to 2005 vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary. At year end, the directors had the following options outstanding: Dean H. Anderson — 20,200, Virgis W. Colbert — 48,200, Daniel W. Duval — 51,200, Kenneth W. Krueger — 15,200, Keith D. Nosbusch — 6,300, James L. Packard — 51,200, Robert C. Stift — 39,200, Robert S. Throop — 17,700. Messrs. Krueger and Nosbusch have a lower expense due to the fact that they have fewer unvested options which is a result of their having served on the Board for a shorter amount of time (Krueger since 2004 and Nosbusch since 2003).

(4)	Not included in these numbers are expenses of the director’s spouse. From time to time, spouses may be invited to accompany the directors at a Company function at the Company’s expense. During 2006, spouses of directors were invited to attend the February Board meeting and the Littoral Combat Ship (“LCS”) launch. Not all spouses attended these events during 2006. Air fares, meals, and other related expenses for a spouse averaged around $1,000 per spouse attending the Board meeting and around $300 per spouse attending the LCS launch.

(5)	Amounts do not include $144,096 paid to Mr. Stift during 2006 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of Grove Investors, Inc.) (“Grove”) and do not include the change in the actuarial present value of that plan from December 31, 2005 to December 31, 2006, which was $48,042. Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in April 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS and COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist you with understanding the objectives of our executive compensation program (the “executive compensation program”), the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers other than the CEO and CFO) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section of the Proxy Statement.

Compensation Program Objectives and Philosophy

Our executive compensation program aligns the interests of our executives with the interests of our shareholders and motivates our executives to maximize long-term total returns to our shareholders. In addition, our executive compensation program provides competitive total compensation opportunities, at a reasonable cost, in order to attract and retain highly-qualified executives. The attraction, motivation and retention of well-qualified executives are critical to the long-term success of the Company and the achievement of the Company’s financial and strategic goals.

Our compensation program is intended to motivate executives by:

•	Paying for performance. A significant portion of the compensation paid to an executive is variable and “at risk,” and is earned based on the achievement of the Company’s financial goals and/or stock price appreciation.

•	Providing market competitive compensation. Compensation opportunities for executives are established based on a review of compensation offered to executives in comparable positions at general industrial companies of similar size.

•	Encouraging long service. The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•	Facilitating executive stock ownership. Long-term incentive awards are paid solely in Company stock, and executive officers are subject to minimum stock ownership guidelines.

It is the Compensation Committee’s philosophy to set overall compensation and each element of compensation paid to our named executive officers and other executive officers to approximate the middle of the market (market median). In connection with its executive compensation determinations, the Company reviews survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Towers Perrin. Given the range of its businesses, the Company reviews market pay data among comparably-sized general industrial companies; a specific peer group for pay benchmarking is not used. Survey data of comparable positions are analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data are reviewed periodically for other elements of compensation.

Total Compensation

Overall target compensation for named executive officers is set to be within a competitive range of market median practices. In setting an individual executive’s salary and target incentive award opportunities, the CEO (with respect to his team) and Compensation Committee also considers experience, length of service, individual and Company performance, current market practices, internal equity, and business/people needs. Actual total compensation can vary from target compensation based on the Company’s and the individual’s performance.

Compensation Elements

We believe the executive compensation program described below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Certain element of pay for an individual’s competencies, skills, experience and performance	Not at risk; eligible for annual merit increases and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals, as assessed by Economic Value Added (‘‘EVA®”) results, relative to targeted levels	Performance-based (variable) cash opportunity; amount earned will vary based on actual results achieved
Long-Term Incentives	Motivate and reward the achievement of stock price appreciation over time	Majority is performance-based opportunity; amount realized by the executive is dependent upon stock price performance
Retirement Benefits	Facilitate long service with the Company by providing a targeted replacement income level upon retirement	Both fixed and variable aspects; contributions drive growth of funds and future payments
Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives	Generally fixed; actual cost is based on participation and usage
Change in Control (CIC) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Additional detail regarding each pay element is presented below.

Base Salary.  Salaries are reviewed annually with adjustments, if any, based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay data. In 2006, based on consideration of the above-mentioned factors, the annualized base salaries of our named executive officers were increased, on average, by 4.2% from

2005. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries paid to the named executive officers in 2006, on average, approximated the median base salaries paid to executive officers in comparable positions in similarly-sized general industrial companies contained in the survey data.

Short-Term Incentives.  The Short-Term Incentive Plan (“STIP”) rewards eligible participants for maximizing shareholder value. The Company believes the creation of shareholder value is best measured by EVA®, a technique developed by Stern Stewart & Co, which measures the economic profit generated by a business. EVA® is equal to the difference between:

i.	Net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs, and

ii.	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

As a result of excellent performance for the above two factors during 2006, our 2006 EVA® performance was significantly above target EVA® levels. During 2006 the target award opportunities and the actual EVA® performance for the EVA® centers applicable to named executive officers were as follows:

			Award Earned
	2006 Target	2006 Actual	(As a % of Target
EVA® Center	EVA®	EVA®	Opportunity)
Corporate	$19,986,000	$116,901,000	250%
Crane Group	$10,785,000	$127,688,000	250%
Foodservice Group	$21,360,000	$13,809,000	0%

The weighting of an EVA® center for a particular executive depends upon the executive’s primary operating unit responsibilities. The 2006 weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate EVA® performance

•	Business Segment Presidents: awards based 50% on Business Segment and 50% on Corporate EVA® performance

Participants under the STIP are divided into eleven classifications, which in 2006 had target incentive award levels ranging from 5% to 75% of base salary and in 2007 range from 5% to 80% of base salary. The classification assignment corresponds with what the Company believes is the relative effect of a participant’s job on the Company’s performance. The 2006 target annual incentive award percentages assigned to the Company’s executive officers ranged from 40% to 75% of base salary.

Awards under the STIP are based on results relative to target EVA® for the participant’s EVA® center (or combination of centers in the case of business segment presidents). The target EVA® for 2006 was based on the prior fiscal year’s actual EVA® results paid (i.e., not to exceed the amount of EVA® necessary to earn a maximum incentive payout in the prior year) plus an expected improvement factor.

Awards earned under the STIP can range from 20% to 250% of the target award opportunity for a particular job classification based on actual EVA® results versus the target EVA® for the year. Earned awards, if any, will be fully paid out after the end of the year, subject to the transition of previously accrued “bonus bank” balances. Effective in fiscal year 2005, the Company discontinued the “bonus bank” feature, which held back a portion of above-target awards or credited negative balances (if actual performance “improvement” was negative) to be applied to future awards. Previously accrued “bonus bank” balances are being paid out/settled over a three-year period (fiscal year 2005 through fiscal year 2007). In addition, effective in fiscal year 2005, the Company set a floor (eliminated the potential to accrue negative “bonus bank” balances) and cap (eliminated the potential to earn uncapped awards, a portion of which would have been credited to the “bonus bank”) on potential awards.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of

EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were most recently recalibrated in 2006. The Company retained the services of Stern Stewart & Co. to assist with the 2006 recalibrations.

Historical award payouts under the STIP are reviewed each year. Over the five years prior to 2006 (performance years fiscal 2001 to 2005) actual annual awards, based on Corporate EVA® results, ranged from -147% to 227% of target (average was 66% of target). These past results are not necessarily indicative of future payouts under the STIP.

In fiscal year 2006, the performance of the Company and its business units resulted in STIP payouts ranging from 0% to 250% of their respective award targets. The average payout, among the named executive officers, for 2006 performance was 129%. The actual award payouts, and any “bonus bank” distributions, for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2006 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

The Compensation Committee does not use discretion to pay awards under the Company’s Short-Term Incentive Plan that would not have otherwise been earned. The Plan does, however, include certain discretionary elements. The Plan allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses and research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee does review the actual results for a year and considers and approves potential adjustments, as contemplated by the Plan, but does so in accordance with the Plan. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

For 2007, the target EVA® for Corporate, Crane Group and Marine Group is determined by the actual EVA® paid in 2006 plus 50% of the difference between the actual EVA® paid in 2006 and the actual EVA® achieved in 2006, plus the expected improvement in EVA® for 2007. For Corporate, Crane Group and Marine Group in 2007, the Plan also sets forth a maximum EVA® that can be earned which is determined by the actual EVA® achieved in 2006, plus the expected improvement in EVA® and an amount equal to 150% of the leverage factor for 2007. For 2007, target EVA® calculations for the Foodservice Group will be based on their actual 2006 EVAachieved plus the expected improvement in EVA®.

Long-Term Incentives.  Long-term incentive awards are granted under the Company’s 2003 Incentive Stock and Awards Plan. The 2003 Incentive Stock and Awards Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units.

Long-term incentive awards are granted to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

The Compensation Committee sets award guidelines for each officer and job classification level based upon market median levels and the Company’s recent average stock price. In 2006, equity grant guidelines were set based on the Company’s 90-day average stock price ending in mid-February 2006. The actual grant price and accounting expense was determined at the date of grant (May 3, 2006). From this average stock price ending in mid-February to the grant date, the Company’s stock price increased by over 75% resulting in a higher grant price and corresponding accounting expense for equity grants. Grant guidelines for stock options and restricted stock awards are determined based on a methodology used in the consultant’s survey data, which is consistently applied for market comparison purposes. This methodology is similar to, but not the same as, the accounting methodology used for determining the FAS 123R fair value that is disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table.

In 2006 in order to achieve the executive compensation program’s objectives, the Company granted officers 75% of their total long-term awards in stock options and the remaining 25% in restricted stock. Other employees received grants of stock options and/or restricted stock.

The Compensation Committee has full authority to make awards under the 2003 Incentive Stock and Awards Plan. It determines the type or types of awards, the number of shares with respect to an award, and the other terms of the awards.

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of Manitowoc stock increases relative to the grant/exercise price.

Stock options granted to the named executive officers and other employees during fiscal 2006 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

•	Expire 10 years from the grant date.

Restricted Stock.  Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. The restrictions on the restricted stock awards granted to executives in 2006 lapse on the third anniversary of the grant date. During the restrictive period, the executive is entitled to any dividends paid on the restricted stock. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

The grant date accounting (FAS 123R) fair value of the 2006 stock option grants and restricted stock awards is presented in the Grants of Plan-Based Awards Table. The ultimate value, if any, which will be realized is not determinable at the date of grant.

Stock Ownership Guidelines

Effective beginning in fiscal 2005, the Compensation Committee approved stock ownership guidelines for executive officers. The guidelines provide that by the end of 2009 (or within 5 years after the date that the executive officer commenced employment, whichever is later) each executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x base salary

•	Other executive officers: 3x base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amount can be met by vested, in-the-money options held by the executive. As of December 31, 2006, the named executive officers were in compliance or projected to be in compliance with their respective ownership guideline.

If an executive does not meet his/her ownership requirement measured as of the end of any given year (commencing in 2009 or the fifth anniversary of the executive officer’s start date), the executive will be required to acquire during the subsequent year, shares of the Company’s stock having a dollar value equal to, at the time of acquisition, 50% of any earned STIP awards payable during such subsequent year, determined after tax, until compliance is achieved.

Other Pay Elements

The Company’s executive officers are eligible to participate in the following other pay elements:

•	Retirement benefits

•	Deferred compensation

•	Perquisites/Other benefits

•	Change in control severance arrangements

Retirement Benefits.  In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits. Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. As of January 1, 2007, all of the named executive officers are eligible to participate in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump sum or over a period not to exceed ten years.

In addition, active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings Feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee.

The actuarial change from 2005 in the named executive officers’ SERP benefits and the value of Company annual contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan are presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

Deferred Compensation.  In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of regular pay (base salary) and up to 100% of awards under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable profit sharing contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2006 to the Deferred Compensation Plan are presented in the Summary Compensation Table. Detailed information about this Plan is presented in the Non-Qualified Deferred Compensation Table.

Perquisites/Other Benefits.  In order to provide a market competitive total compensation package, the Company provides certain perquisites to executives. In 2006, Manitowoc provided the following perquisites and supplemental benefits:

•	Supplemental long-term disability insurance. The Company paid for the amount of the annual premium for long-term disability coverage for each executive above the basic coverage amount.

•	Tax preparation. The Company paid for the fees incurred by the executive in preparing his or her tax returns and in planning for the subsequent year.

•	Club membership. The Company paid for the executive’s personal use of corporate memberships and in certain cases the executive’s membership in a local country club that may be beneficial to the executive in fulfilling his or her responsibilities to meet with and/or entertain others in connection with his or her employment responsibilities. The amount of this benefit is disclosed in the All Other Compensation Table and in no case exceeded $4,000 for any executive.

•	Car allowance. The Company paid each executive a car allowance of $10,800 and the CEO $13,200.

•	Internet access. In order to facilitate the performance of his or her responsibilities, the Company will pay for internet access fees for the executive at one remote location.

•	Spousal travel. The Company paid for the expenses of the executive’s spouse in accompanying the executive at the February Board meeting and at certain other limited events.

The value of perquisites and supplemental benefits, in total and itemized, provided in 2006 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.  In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with certain key executives (including the named executive officers) which provide for the executives’ continued employment (for a period ranging from one to three years) upon a change in control. All Contingent Employment Agreements with named executive officers are for a period of three years. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period and for some officers (Growcock, Musial and Laurino) certain benefits are payable if the executive elects to terminate employment within 90 days of the change in control. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

The Company does not have a formal severance plan for other forms of employment termination. Whether and to what extent the Company will provide severance benefits to named executive officers upon termination (other than due to a change in control) depends upon the facts and circumstances.

Other Executive Compensation Policies

Stock Option Granting Policy.  In 2006, based on the approval of the Compensation Committee, the Company granted stock awards (stock options and restricted stock) to its executive officers and other key employees. Stock awards were granted to key employees in March; stock awards were granted to executive officers and non-employee directors in May. In its May 2006 meeting, the Compensation Committee determined that in the future all “regular” annual awards for directors, officers and key employees will be approved in the Compensation Committee’s February meeting of each year. Stock awards are also used to attract executives and key employees, and as such, stock awards are often made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price is the closing trading price on the grant date.

Securities Trading Policy.  The Company maintains an Insider Trading Policy which imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households, be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 1995 Stock Plan, the 2003 Incentive Stock and Awards Plan, and the Short-Term Incentive Plan (as amended effective January 1, 2007) are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2006 (included in this proxy statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Compensation Committee
James L. Packard, Chairman
Virgis W. Colbert
Kenneth W. Krueger
Robert S. Throop

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by our named executive officers during the fiscal year ending December 31, 2006. Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation columns. The accounting expense attributed during the year to equity-based grants in 2006 and prior years is shown in the Stock Awards and Options Awards columns. The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above-market earnings on nonqualified deferred compensation.

							Change in
							Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
Name & Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Terry D. Growcock	2006	$800,000	$0	$381,488	$1,113,144	$1,631,933	$990,534	$70,122	$4,987,221
Chairman & Chief Executive Officer
Carl J. Laurino	2006	$275,000	$0	$77,488	$168,373	$352,669	$0	$53,985	$927,515
Senior Vice President & Chief Financial Officer
Glen E. Tellock	2006	$365,000	$0	$110,144	$378,647	$516,571	$227,270	$57,528	$1,655,160
President — Manitowoc Crane Group
Timothy J. Kraus(6)	2006	$345,000	$0	$85,216	$287,527	$270,121	$310,611	$54,045	$1,352,520
President — Manitowoc Foodservice Group
Thomas G. Musial	2006	$315,000	$0	$77,680	$275,682	$401,183	$241,884	$52,629	$1,364,058
Senior Vice President, Human Resources & Administration

(1)	Reflects the FAS 123R expense during 2006 for outstanding restricted stock awards as to which the restrictions have not lapsed. The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

(2)	Reflects the FAS 123R expense during 2006 for outstanding stock option awards. The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(3)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects (i) the amount earned during, and based on performance during, the year indicated but not paid until the next year, and (ii) one-third of the individual’s positive bonus bank balance that existed at the commencement of the Company’s 2005 fiscal year following the payment of the awards for the 2004 fiscal year.

(4)	Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan from December 31, 2005 to December 31, 2006. The Company does not provide above-market earnings on non-qualified deferred compensation.

(5)	Consists of compensation included in the All Other Compensation Table which follows this table.

(6)	Mr. Kraus retired from the Company effective December 31, 2006.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

	Registrant	Registrant
	Contributions	Contributions		Tax
	to Defined	to Deferred		Preparation
	Contribution	Compensation	Insurance	Fee	Car
Name	Plans(1)	Account(2)	Premiums	Reimbursement	Allowance	Other(3)	Total
Terry D. Growcock	$33,815	$0	$4,866	$16,166	$13,200	$2,075	$70,122
Carl J. Laurino	$36,537	$4,711	$987	$0	$10,800	$950	$53,985
Glen E. Tellock	$35,039	$2,480	$4,675	$787	$10,800	$3,747	$57,528
Timothy J. Kraus	$33,815	$0	$6,130	$3,225	$10,800	$75	$54,045
Thomas G. Musial	$33,815	$0	$7,079	$608	$10,800	$327	$52,629

(1)	Consists of contributions made by the Company during 2006 under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account.

(2)	Consists of contributions made by the Company in 2007, based on 2006 performance, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable profit sharing contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

(3)	Includes (a) estimate of meals and other related expenses for spouse accompanying the executive at the February Board meeting — Terry D. Growcock — $200, Carl J. Laurino — $200, and Glen E. Tellock — $200, Timothy J. Kraus — $0, and Thomas G. Musial — $0. Spouses of executives were invited to attend the February Board meeting with the executive, at the Company’s expense; not all spouses attended that event; meals and other related expenses for a spouse are estimated to be $200 per spouse at the board meeting; there was no reimbursement for airfare; (b) reimbursed club membership fees and/or the executive’s personal use of a corporate club membership: Terry D. Growcock — $750, Carl J. Laurino — $750, Glen E. Tellock — $3,547, Timothy J. Kraus — $75, and Thomas G. Musial — $0; and (c) internet access fees: Terry D. Growcock — $1,125, Carl J. Laurino — $0, Glen E. Tellock — $0, Timothy J. Kraus — $0, and Thomas G. Musial — $327.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the awards under the Company’s Short-Term Incentive Plan (STIP) and under the 2003 Incentive Stock and Awards Plan (stock options and restricted stock). Awards under the STIP were earned in 2006 but not paid until 2007. There have been no equity-based incentive awards granted to the named executive officers other than the stock option awards and the restricted stock awards which are disclosed below. The Grant Date Fair Value of Stock and Option Awards is higher than the targeted value of the 2006 awards due to the fact that the Company’s stock price increased by over 75% between the time when the award guidelines were set (based on the 90-day average stock price ending in mid-February 2006) and the May 3, 2006 grant date.

			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards
						All Other	All Other
						Stock	Option	Exercise
						Awards:	Awards:	or Base	Grant Date
						Number of	Number of	Price of	Fair Value
						Shares of	Securities	Option	of Stock
		Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	and Option
Name	Award Type	Date	($)	($)	($)	Units (#)	Options (#)	($/ Sh)	Awards(1)(2)
Terry D. Growcock	STIP		$120,000	$600,000	$1,500,000
	Stock Option	5-3-06					115,700	$52.20	$2,632,175(1)
	Restricted Stock	5-3-06				16,100			$840,420(2)
Carl J. Laurino	STIP		$27,500	$137,500	$343,750
	Stock Option	5-3-06					23,600	$52.20	$536,900(1)
	Restricted Stock	5-3-06				3,300			$172,260(2)
Glen E. Tellock	STIP		$40,150	$200,750	$501,875
	Stock Option	5-3-06					33,100	$52.20	$753,025(1)
	Restricted Stock	5-3-06				4,600			$240,120(2)
Timothy J. Kraus	STIP		$37,950	$189,750	$474,375
	Stock Option	5-3-06					25,300	$52.20	$575,575(1)
	Restricted Stock	5-3-06				3,500			$182,700(2)
Thomas G. Musial	STIP		$31,500	$157,500	$393,750
	Stock Option	5-3-06					23,100	$52.20	$525,525(1)
	Restricted Stock	5-3-06				3,200			$167,040(2)

(1)	Reflects the FAS 123R expense over the life of the stock option awards. The options expire ten years from the grant date and vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary.

(2)	Reflects the FAS 123R expense over the life of the restricted stock awards. The restrictions on restricted stock awards lapse on the third anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option awards previously granted to the named executive officers (in any year prior to 2007), which were outstanding at the end of the year either due to the award not yet being vested or due to the executive’s decision not to exercise vested awards. The table also sets forth the restricted stock awards previously granted to the named executive offers (in any year prior to 2007) for which the restrictions have not yet lapsed.

	Option Awards(1)				Stock Awards(2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options (#)	Options (#)	Exercise	Option Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Terry D. Growcock	117,200	125,000	$12.615	October 15, 2012	44,900	$2,668,407
	0	154,200	$20.28	May 3, 2015
	0	115,700	$52.20	May 3, 2016
Carl J. Laurino	4,500	0	$9.75	October 17, 2010	9,100	$540,772
	9,000	3,000	$17.45	February 21, 2012
	22,500	7,500	$12.615	October 15, 2012
	0	31,400	$20.28	May 3, 2015
	0	23,600	$52.20	May 3, 2016
Glen E. Tellock	12,000	0	$12.7917	February 16, 2009	13,000	$772,590
	17,550	0	$12.625	February 15, 2010
	432	0	$9.75	October 17, 2010
	100,000	50,000	$12.615	October 15, 2012
	0	45,200	$20.28	May 3, 2015
	0	33,100	$52.20	May 3, 2016
Timothy J. Kraus	0	37,500	$12.615	October 15, 2012	10,100	$600,243
	0	35,200	$20.28	May 3, 2015
	0	25,300	$52.20	May 3, 2016
Thomas G. Musial	8,957	0	$15.2709	May 5, 2008	9,200	$546,756
	9,137	0	$12.7917	February 16, 2009
	8,405	0	$12.625	February 15, 2010
	432	0	$9.75	October 17, 2010
	115,000	37,500	$12.615	October 15, 2012
	0	32,000	$20.28	May 3, 2015
	0	23,100	$52.20	May 3, 2016

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under The Manitowoc Company, Inc. 1995 Stock Plan or the Company’s 2003 Incentive Stock and Awards Plan.

(2)	Consists of restricted stock awarded under the Company’s 2003 Incentive Stock and Awards Plan. Market value calculated based on the closing stock price on December 29, 2006 of $59.43.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the number of restricted shares as to which restrictions lapsed during 2006. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price). Value from these option exercises was only realized to the extent Manitowoc’s stock price increased relative to the stock price at grant (exercise price). These options were granted to the named executive officers prior to 2006, and options vest in 25% increments annually commencing on the second anniversary of the grant date. Consequently, the value realized by the executives upon exercise of the options was actually earned over several years. During 2006, there were no restricted shares which vested.

	Option Awards(1)		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Terry D. Growcock	384,254	$12,811,110	0	$0
Carl J. Laurino	0	$0	0	$0
Glen E. Tellock	62,564	$2,724,085	0	$0
Timothy J. Kraus	59,308	$1,946,926	0	$0
Thomas G. Musial	145,771	$6,366,779	0	$0

(1)	The dollar value realized by stock option exercises in 2006 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)	None of the named executive officers had restrictions lapse on their outstanding restricted stock awards during 2006. As such, no value is reported.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits
(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2006.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service(1) (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
Terry D. Growcock	SERP	6.58	$3,670,368	$0
Carl J. Laurino	SERP	0	$0	$0
Glen E. Tellock	SERP	6.58	$939,279	$0
Timothy J. Kraus	SERP	6.58	$1,345,534	$0
Thomas G. Musial	SERP	6.58	$2,929,495	$0

(1)	The number reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in May of 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company. At the time of the plan’s adoption in 2000, all of the named executive officers but Mr. Laurino (who was not an officer at the time) became participants under the plan. Mr. Laurino begins participating under the plan as of January 1, 2007. As of December 31, 2006, the named executive officers had the following actual years of service with the Company: Terry D. Growcock — 12.46 years, Carl J. Laurino — 6.99 years, Glen E. Tellock — 15.98 years, Timothy J. Kraus — 17.50 years and Thomas K. Musial — 30.42 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s five-year final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s final five years of base salary (including elective deferrals) and bonus awards payable for each year. Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has five credited years of service with the Company and/or its subsidiaries.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2006.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
Name	Last FY	Last FY(1)	in Last FY	Distributions	at Last FYE
Terry D. Growcock	$0	$0	$508,686	$0	$1,744,257
Carl J. Laurino	$47,113	$4,711	$15,518	$0	$102,034
Glen E. Tellock	$24,797	$2,480	$196,957	$0	$471,237
Timothy J. Kraus	$0	$0	$452,564	$0	$877,787
Thomas G. Musial	$0	$0	$263,120	$0	$1,387,074

(1)	Consists of contributions made by the Company in 2007, based on 2006 performance, to the Company’s Deferred Compensation Plan and credited to the executive’s account. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable profit sharing contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent. The contributions made in 2006 based on 2005 performance were $2,722 for Carl J. Laurino and $1,224 for Glen E. Tellock.

Post-Employment Compensation

The Company has entered into Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers and certain other key executives and employees of the Company and certain subsidiaries. The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period ranging from one to three years. Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions to the Company’s operating efficiency, growth, production, and profits. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period, if the executive first attains the age of 65, voluntarily retires from the Company, or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause, the executive would be entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the end of the applicable employment period. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control. There are two categories of Contingent Employment Agreements. These categories are:

Level A.  This category provides, in addition to the other general rights that are common among all the Contingent Employment Agreements, (i) the executive has the right to terminate his or her employment at any time within ninety days following a change in control and receive an immediate payout essentially equal to three times the executive’s base salary and three times the executive’s average incentive compensation over the previous three years, (ii) if any of the payments to the executive constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Company will pay the executive an amount necessary to offset any excise tax or additional taxes resulting from the payment of any excess parachute payment, and (iii) if the executive exercises his/her rights outlined in clause (i) above, the executive will be prohibited from competing with the Company for the balance of the three-year period.

Level B.  The Level B form is the basic Contingent Employment Agreement without the special rights and non-competition obligations described above for the Level A form. The employment period for executives under the Level B form may be for any agreed upon period up to three years.

Mr. Growcock, Mr. Musial and Mr. Laurino have Contingent Employment Agreements with the rights described in Level A. Mr. Kraus and Mr. Tellock have Contingent Employment Agreements with the rights described in Level B, with a 3-year employment period.

Estimated Payments Upon A Change In Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2006. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, including excise tax gross-ups (if any), will depend upon the executive’s pay, the terms of a change in control transaction and the subsequent impact on the executive’s employment.

		Annual
		Incentive-
		Based		Restricted	Excise
	Base	Compen-	Stock	Stock	Tax Gross
Name	Salary(1)	sation(2)	Options(3)	Awards(4)	Up(5)	Benefits(6)	Total
Terry D. Growcock	$2,400,000	$4,079,321	$12,725,316	$2,668,407	$4,995,577	$2,398,629	$29,267,251
Carl J. Laurino	$825,000	$878,986	$1,876,991	$540,813	$1,188,463	$201,363	$5,511,616
Glen E. Tellock	$1,095,000	$1,311,970	$4,349,643	$772,590	$0	$1,484,074	$9,013,277
Timothy J. Kraus	$1,035,000	$784,709	$3,316,562	$600,243	$0	$1,017,714	$6,754,228
Thomas G. Musial	$945,000	$1,081,358	$3,175,376	$546,756	$1,248,808	$203,072	$7,200,370

(1)	Represents 3 times the executive’s base salary at the end of December 31, 2006.

(2)	Represents 3 times the executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2004 through 2006).

(3)	Intrinsic value of unvested stock options based on the closing trading price ($59.43) of the Company’s Common Stock at December 31, 2006.

(4)	Based on the closing trading price ($59.43) of the Company’s Common Stock at December 31, 2006.

(5)	Represents the estimated amount payable for excise and related income taxes owed on severance-related payments following a change in control and termination of employment, as of December 31, 2006. The estimate was developed based on applicable provisions of the Internal Revenue Code.

(6)	Represents 3 times the value of the annual benefits provided to the executive and 3 years additional credited service under the SERP. Messrs. Laurino and Musial would not receive additional benefits under the SERP as Mr. Laurino was not eligible for benefits as of December 31, 2006, and Mr. Musial’s benefit is fully funded.

As stated in the Compensation Discussion and Analysis, the Company does not have a formal severance plan for other forms of employment termination except in the event of a change in control as described above. Whether and to what extent the Company will provide severance benefits to named executive officers upon termination (other than due to a change in control) depends upon the facts and circumstances. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

10.  MISCELLANEOUS

Other Matters

Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2008 must be received no later than December 7, 2007, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2007 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to May 1, 2007, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006, has been provided with this Proxy Statement. It is also available through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2007 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors,

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin
April 3, 2007

APPENDIX A

SHORT-TERM INCENTIVE PLAN
Effective January 1, 2005

As Revised Effective January 1, 2007

ARTICLE I

Statement of Purpose

1.1	The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value. In order to align eligible salaried employees’ incentives with shareholder interests, incentive compensation will reward the creation of value. The Plan will tie incentive compensation to Economic Value Added (“EVA®”) and, thereby, reward employees for creating value. Effective for the fiscal year commencing January 1, 2005, this Plan replaced the Management Incentive Compensation Plan (Economic Value Added (EVA®) Bonus Plan), created effective July 4, 1993, as amended (the “Prior Plan”), subject to the Bonus Bank transition rules set forth in Article IV.

1.2	EVA is the performance measure of value creation. EVA reflects the benefits and costs of capital employment. Employees create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. Employees destroy value when they employ capital in an endeavor that generates a return that is less than the cost of capital employed. By imputing the cost of capital upon the operating profits generated by a business group, EVA measures the total value created by employees.

     EVA = (Net Operating Profit After Tax − Capital Charge)

1.3	Each Plan Participant is placed in a classification. Each classification has a prescribed target annual incentive award (bonus) opportunity (expressed as a percentage of base salary). A Participant’s target award opportunity, in any one year, is the result of multiplying their Target Bonus Percentage times the Participant’s base pay. A Participant’s incentive award earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant’s base pay. Incentive awards earned can range from 20% to 250% of the target award opportunity. Earned awards will be fully paid out after the end of the year, subject to the three-year transition period for negative Bank Balances outstanding after the payment of the fiscal 2004 incentive awards under the Prior Plan (see Section 4.2).

1.4	With respect to any corporate officer as of the February Committee meeting in a given calendar year (“Covered Officer”), the Plan is intended to qualify for the “performance-based compensation” exception from the deductibility limitation under Internal Revenue Code Section 162(m) and shall be so interpreted and administered.

ARTICLE II

Definition of EVA and the Components of EVA

Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1	“Participating Group” means a business division or group of business divisions which are uniquely identified for the purpose of calculating EVA and EVA-based bonus awards. Some Participants’ awards may be a mixture of more than one Participating Group.

For the purpose of this plan, the Participating Groups are listed on Exhibit C.

2.2	“Capital” means the net investment employed in the operations of each Participating Group. The components of Capital are as follows:

Gross Accounts Receivable (including trade A/R from another Manitowoc unit — See Notes 2 and 3)
Plus:	FIFO Inventory (See Note 3)
Plus:	Other Current Assets
Less:	Non-Interest Bearing Current Liabilities (NIBCL’s — See Note 1)
Plus:	Net PP&E
Plus:	Other Operating Assets
Plus:	Capitalized Research & Development
Plus:	Goodwill acquired after July 3, 1993
Plus:	Accumulated Amortization on Goodwill acquired after July 3, 1993
Plus (Less):	Special Items

Equals:	Capital

Notes:

(1)	NIBCL’s include trade A/P to another Manitowoc unit (see Note 2), but do not include the contingent liability associated with Bonus Banks and include liabilities associated with receivable factoring programs as well as capital lease obligations.

(2)	Intercompany trade payables and receivables will be excluded from EVA capital if outstanding longer than the approved payment date per intercompany payment terms.

(3)	Accounts receivable reserve balances recorded at acquisition date will be treated as reductions to EVA capital and changes excluded from NOPAT up to the balance in the acquisition reserve for a 12-month period subsequent to the acquisition date. Inventory reserve balances recorded at acquisition date will be treated the same as accounts receivable above except for spare parts inventory which will be excluded from Capital and NOPAT over a three-year period at a rate of 1/3 less each year.

2.3	Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal Year.

2.4	“Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question. The Cost of Capital will be reviewed annually and revised if it has changed significantly. Calculations will be carried to one decimal point. The Cost of Capital for fiscal 2004 is 7.5%. In subsequent Plan years the methodology for the calculation of the Cost of Capital will be (formula is presented in Exhibit A):

a) Cost of Equity = Risk Free Rate + (Beta x Market Risk Premium)

b) Debt Cost of Capital = Debt Yield x (1 − Tax Rate)

c)	The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to a fixed debt to capital ratio of 40%. The Risk Free Rate is the average daily closing yield rate on 30 year U.S. Government Bonds for the month of December immediately preceding the Plan Year, the BETA is one, and the Market Risk Premium is 5%. The Debt Yield is the projected weighted average yield on the Company’s long term obligations for the 12 month period ending December 31 of the Plan Year, and the tax rate is 39%. (The actual annual effective tax rate for the corporation (from continuing operations) will be used to calculate NOPAT for select management participants.)

The debt to capital ratio, BETA, and Market Risk Premium assumptions should be reviewed and updated if necessary at least every three years.

d) Short-term debt is to be treated as long-term debt for purposes of computing the cost of capital.

2.5	“Capital Charge” means the deemed opportunity cost of employing Capital in the business of each Participating Group. The Capital Charge is computed as follows:

Capital Charge = Capital x Cost of Capital (C*)

2.6	“Net Operating Profit After Tax” or “NOPAT”

“NOPAT” means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question. The components of NOPAT are as follows:

Operating Earnings
Plus:	Increase (Decrease) in Capitalized R & D (See Note 1)
Plus:	Increase (Decrease) in Bad Debt Reserve
Plus:	Increase (Decrease) in Inventory Reserves
Plus:	Amortization of Goodwill (resulting from annual US GAAP impairment analyses)
Less:	Other Expense (Excluding interest on debt and including interest on factored receivables)
Plus:	Other Income (Excluding investment income)
Equals:	Net Operating Profit Before Tax
Less:	Taxes (See Note 2)
Equals:	Net Operating Profit After Tax

(1)	R & D is Capitalized, and amortized over a five-year period. It is defined as per the U.S. Federal R&D Tax Credit Regulation.

(2)	Taxes are assumed to be 39% of Net Operating Profit Before Tax. (For exceptions see 2.4(c)).

2.7	“Economic Value Added” or “EVA” means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

NOPAT
Less:	Capital Charge
Equals:	EVA (which may be positive or negative)

ARTICLE III

Definition and Computation of Target Bonus Award

3.1	“Actual EVA” means the EVA as calculated for each Participating Group for the year in question.

3.2	“Target EVA” for the year in question means the level of EVA that is expected in order for the Participating Group to receive the Target Bonus Award. The Target EVA may be different among the Participating Groups. See Exhibit C for which of the following Target EVA formulas is used for each Participating Group.

Formula A

“Target EVA” = Last Year’s Actual EVA+ Expected Improvement in EVA

Formula B

“Target EVA” = Last Year’s EVA paid (not to exceed the EVA necessary to achieve a Bonus Performance Value of 2.5) + 50% of the difference between Last Year’s Actual EVA and Last Year’s EVA paid + Expected Improvement in EVA

“Maximum EVA Target” = Last Year’s Actual EVA+ Expected Improvement in EVA

3.3	“Expected Improvement in EVA” means the constant EVA improvement that is added to shift the target up each year. This is determined by the expected growth in EVA per year. The Expected Improvement factors will be evaluated and recalibrated by the Committee, as appropriate, no less than every three years. See Exhibit C for the Expected Improvement for each Participating Group.

3.4	“Target Bonus Award” for the year means the “Target Bonus Percentage” times a Participant’s base pay. For all purposes of the Plan, “base pay” generally means the base pay actually received for the calendar year, but with respect to Covered Officers is further limited to the rate of base pay in effect immediately after the February Committee meeting in the given calendar year, such that salary increases after the February Committee meeting are not considered for such year.

3.5	“Target Bonus Percentage” is determined by a Participant’s classification as shown on Exhibit B.

3.6	“Actual Bonus Award” for the year in question means the bonus earned by a Participant and is computed as the Actual Bonus Percentage times a Participant’s base pay for the year in question.

3.7	“Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.8	“Bonus Performance Value” is an amount determined as follows:

(a)	Base Formula. “Bonus Performance Value” means the Actual EVA minus the Target EVA, divided by the Leverage Factor, plus 1.0 [((Actual EVA − Target EVA)/Leverage Factor) + 1.0]; subject, however, to the following subparagraphs (b) and (c).

(b)	Floor/Ceiling. (i) if the calculation of the Bonus Performance Value is less than 0.20, the Bonus Performance Value shall be deemed to be zero (0), and (ii) if the calculation of the Bonus Performance Value exceeds 2.5, the Bonus Performance Value shall be deemed to be 2.5.

(c)	Target Formula B with Performance Value Greater than 1.0. For Participating Groups to which Target EVA Formula B applies, if the Bonus Performance Value calculated under subparagraph (a) is greater than 1.0, the following applies:

(i)	In order to achieve a Bonus Performance Value of 2.5 (the “Maximum EVA Award”), the “Bonus Performance Value” shall be determined as follows: the Actual EVA minus the Maximum EVA Target, divided by the Leverage Factor, plus 1.0 [((Actual EVA − Maximum EVA Target)/Leverage Factor) + 1.0].

(ii)	If the Actual EVA is greater than the Target EVA but less than the minimum amount of EVA necessary under subparaph (c)(i) above to achieve the Maximum EVA Award (the “Maximum EVA”), the Bonus Performance Value shall be calculated by straight line interpolation by determining the percentage by which the Actual EVA falls between the Target EVA and the Maximum EVA and applying the same percentage to the Bonus Performance Value between 1.0 and 2.5.

3.9	“Leverage Factor” is the negative (positive) deviation from Target EVA necessary before a zero (two times Target) bonus is earned. The Leverage Factors will be evaluated and recalibrated, as appropriate, no less than every three years. See Exhibit C for the Leverage Factor of each Participating Group.

3.10	“Adjustment Guidelines” are guidelines the Compensation Committee of the Board of Directors (Committee) will consider in determining the potential treatment of any material, non-recurring or unusual items (see Exhibit D).

3.11	A Participant’s classification is determined by the Committee for officers of The Manitowoc Company, Inc., and by the Senior VP of HR & Administration for all new participants below the level of corporate officer.

ARTICLE IV

Payment of Actual Bonus Awards; Bonus Bank Transition

4.1	Beginning with the fiscal 2005 Plan year, Actual Bonus Awards earned will be fully paid out after the end of the year at such time as the Committee determines, subject to the three-year transition period for negative Bank Balances outstanding after the payment of the fiscal 2004 incentive awards made under the Prior Plan.

4.2	For Bank Balances outstanding after the fiscal 2004 awards made under the Prior Plan, the following will apply:

•	Positive Bank Balances: one-third of the Bank Balance will be paid out each year in cash (paid at the same time the fiscal 2005 to 2007 incentive awards are paid).

•	Negative Bank Balances: 50% of the amount (if any) by which the Actual Bonus Award earned (if any) exceeds the Target Bonus Award in each of fiscal 2005, 2006 and 2007, is used to pay down the negative Bank Balance. After three years (fiscal 2005 to 2007 incentive awards), any remaining negative Bank Balances will be forgiven.

4.3	Although a Bonus Bank may, as a result of negative EVA for fiscal years prior to 2005, have a negative Bank Balance, no Plan Participant shall be required, at any time, to reimburse his/her Bonus Bank, except pursuant to the Section 4.2 above.

4.4	“Bonus Bank” means, with respect to each Participant, a bookkeeping record of an account to which amounts are added to, or deducted from, as the case may be, from time to time under the Prior Plan (and subject to the transition rules of this Plan), and from which bonus payments to such Participant are paid out under the Prior Plan (and subject to the transition rules of this Plan). Subsequent to the 2007 Plan Year, Bank Balances will no longer exist.

4.5	“Bank Balance” means, with respect to each Participant, a bookkeeping record of the net balance of the amounts earned and paid out of such Participant’s Bonus Bank under the Prior Plan (and subject to the transition rules of this Plan).

ARTICLE V

Plan Participation, Transfers and Terminations

5.1	Participants. Except as otherwise provided (primarily in Section 8.1) the Administrator will determine who shall participate in the Plan (“Participant(s)”). Employees designated for Plan participation shall be salaried employees of The Manitowoc Company, Inc. or its affiliates (the “Company”). In order for a Participant to receive or be credited with their Actual Bonus Award for a Plan Year, the Participant must have (i) remained employed by the Company through the last day of such Plan Year, (ii) terminated employment with the Company for any reason during the Plan Year at or after the earlier of attainment of age sixty, or the first of the month following the date on which the participant’s attained age plus years of service with the Company equal 80, (iii) suffered a disability within the meaning of Section 5.3 during the Plan Year, or (iv) died during the Plan Year. In all other cases of termination of employment prior to the last day of the Plan year, a Participant shall not be entitled to any Actual Bonus Award for such Plan year.

5.2	Transfers. A Participant who transfers his/her employment from one Participating Unit of the Company to another shall retain his/her Bonus Bank (subject to the transition rules of Article IV) and will be eligible to receive future Plan Awards in accordance with the provisions of the Plan. If a Participant transfers to a non-participating position, any positive Bonus Bank Balance will be paid out in full as soon as is practical.

5.3	Retirement or Disability. A Participant who terminates employment with the Company, at the earlier of attainment of age sixty, or the first of the month following the date on which the Participant’s attained age plus years of service with the Company equals 80 for retirement, or suffers a “disability,” as such term is defined in the Company’s long-term disability benefits program, while in the Company’s employ shall be eligible to receive the balance of the Participant’s positive Bonus Bank. In the case of retirement, the Participant will receive any positive Bank Balance in the year immediately following the Participant’s retirement. In the case of disability, while in the Company’s employ, the Participant will receive the Participant’s positive Bank Balance as soon as practical after qualifying for benefit payments under the Company’s long-term disability benefits program.

5.4	Involuntary Termination Without Cause or Death. A Participant who is terminated without cause or who dies shall receive any positive Bonus Bank Balance. Such payments will be made as soon as is practical.

5.5	Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to the Participant’s Bonus Bank shall be forfeited unless a different determination is made by the Committee.

5.6	Involuntary Termination for Cause. In the event of termination of employment for cause, the right of the Participant to the Bonus Bank shall be determined by the Committee.

“Cause” shall mean:

(i)	any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

(ii)	any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;

(iii)	a course of conduct amounting to gross neglect, willful misconduct or dishonesty; or

(iv)	any misappropriation of material property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

5.7	Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the Bonus Bank held for such Participant shall be forfeited.

5.8	No Guarantee. Participation in the Plan provides no guarantee that a payment under the Plan will be made. Selection as a Participant is no guarantee that payments under the Plan will be made or that selection as a Participant will be made in any subsequent calendar year.

ARTICLE VI

General Provisions

6.1	Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3	No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4	Claims for Benefits. In the event a Participant (a “claimant”) desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing their entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles the claimant to benefits. Failure by the claimant to submit a claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.

6.5	Denial and Appeal of Claims. In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or the claimant’s duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or the claimant’s duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

6.6	Action Taken in Good Faith; Indemnification. The Committee may employ attorneys, consultants, accountants or other persons and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company ) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7	Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during the Participant’s lifetime, only by such Participant.

6.8	Bank Balance Distribution if Plan Terminates or is Suspended. Upon termination of the Plan or suspension for a period of more than 90 days, the Bank Balance (if any) of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event. The Committee, in its sole discretion, may accelerate distribution of the Bank Balance, in whole or in part, at any time without penalty.

6.9	Non-Allocation of Award. In the event of a suspension of the Plan in any Plan Year, as provided herein in Section 6.8, the current Bonus for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants. Any such forfeiture shall not affect the calculation of EVA in any subsequent year.

ARTICLE VII

Limitations

7.1	No Continued Employment. Nothing contained herein shall provide any Participant or employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any employee.

7.2	No Vested Rights. Except as otherwise provided herein, no Participant or employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in such person’s Bonus Bank and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3	Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5	Limitations. Neither the establishment of the Plan or the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

7.6	Unfunded Plan. This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to a select group of employees and highly compensated employees. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Authority

8.1	Plan Administration. “Committee” means the Compensation Committee of the Board of Directors of the Company, or if there is none, The Board of Directors. “Administrator” means the Company’s Senior Vice President-Human Resources & Administration or, if that position is vacant, the Committee. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may authorize the Administrator to determine who shall participate in the Plan, except for the participation of officers. Participation of officers shall require Committee approval. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

8.2	Board of Directors Authority. The Board shall be ultimately responsible for administration of the Plan. References made herein to the “Committee” assume that the Board of Directors has created a Compensation Committee to administer the Plan. In the event a Compensation Committee is not so designated, the Board shall administer the Plan. The Board or its Compensation Committee, as appropriate, shall work with the Company’s CEO and SVP-HR & Administration in all aspects of the administration of the Plan.

8.3	162(m) Limitations. After the February Committee meeting for any applicable year, the calculation methodology for the maximum possible benefit entitlement shall be fixed for any Covered Officers. On or before such February meeting, the Committee may make appropriate determinations for such purpose, but if no such determinations are made, such maximum possible benefit entitlement shall be calculated based on the provisions then in effect, without later application of discretion, with the exception that the discretion inherent in Exhibit D shall be assumed to have been exercised for each of the guidelines (with the result that the items listed in Exhibit D will be excluded from the EVA calculation). Notwithstanding the foregoing, for purposes of determining the benefits of Participants who are not Covered Officers and in situations in which the effect is to reduce the actual benefits to a Covered Officer, the Committee shall retain the discretion inherent in 2.4, 3.3, 3.5, 3.10, 3.11, Exhibit D and elsewhere to alter the calculation methodology later than the February Committee meeting, up to and including the time of the final determination of the benefit entitlements.

ARTICLE IX

Notice

9.1	Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at their business address or office location.

ARTICLE X

Effective Date

10.1	This Plan shall be effective as of January 1, 2005 and it shall remain in effect, subject to amendment from time to time, until terminated or suspended by the Committee.

ARTICLE XI

Amendments

11.1	This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee. Provided, however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any Award that has been allocated to the Bank of a Participant prior to the date of such amendment, suspension or termination. Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

ARTICLE XII

Applicable Law

12.1	This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin.

Exhibit A
Calculation of the Cost of Capital

“Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question. It is calculated as follows:

Inputs Variables:

Risk Free Rate = Average Daily closing yield on U.S. Government 30 Yr. Bonds (for the month of December preceding the Plan Year).

Market Risk Premium = 5.0% (Fixed)

Beta = One (Fixed)

Debt/Capital Ratio = 40% (Fixed)

b = Cost of Debt Capital (Projected & Weighted Average Yield on the Company’s Long Term Debt Obligations).

Marginal Tax Rate = 39.0% (Historical Average).

Calculations:

y = Cost of Equity Capital

  = Risk Free Rate + (Beta x Market Risk Premium)

Weighted Average Cost of Capital = [Cost of Equity Capital x (1 − Debt/Capital Ratio)] + [Cost of Debt x (Debt/Capital Ratio) x (1 − Marginal Tax Rate)]

C* = [y x (1 − Debt/Capital)] + [b x (Debt/Capital) x (1 − Marginal Tax Rate)]

Exhibit B

Target Bonus Percentages (as % of base salary)

Participant	Target Bonus
Classification	Percentage

I	80%
II	55%
III	50%
IV	40%
V	35%
VI	30%
VII	25%
VIII	20%
IX	15%
X	10%
XI	5%

Exhibit C
Expected Improvement and Leverage Factors

As of January 1, 2007:

	Expected		Target
	Improvement		EVA
Participation Groups	in EVA	Leverage Factor	Formula

Foodservice Group	2,250,000	6,200,000	A
Cranes America	2,500,000	7,500,000	B
Cranes EMEA (in Euro)	2,500,000	7,500,000	B
Cranes Asia	700,000	2,200,000	B
Cranes Group	3,500,000	12,500,000	B
Marine Group	600,000	2,400,000	B
Corporate	4,350,000	22,000,000	B

Exhibit D

Adjustment Guidelines for Material and Unexpected Non-Recurring Items

•	Potential material and unexpected “non-recurring items” which the Committee may consider excluding from the “raw” EVA calculation (i.e., impact net operating profit after-tax or the cost of capital), in order to ensure employees are assessed on the performance of continuing operations, based on our experience, include:

•	Change in Accounting Principle or Practices (e.g., treatment of goodwill, FAS 123-revised 2004, etc.). Typically, the company may exclude the impact from both operating results and performance goals.

•	Major acquisition (i.e., acquiring a business with total assets greater than 15% of the company’s/operating unit’s prior year-end total assets). In the event of a major acquisition, the company may exclude the performance of the acquired unit from both results and goals for an agreed upon period of time.

•	Major disposition (e.g., disposition as defined by FAS 144). In the event a disposition is classified as discontinued under FAS 144, the company may exclude the performance of the disposed unit from both results and goals.

•	Restructuring (i.e., reorganization of a specific business or operating unit). In the event of a restructuring, the company may exclude the cost of restructuring from NOPAT but must also exclude any benefits up to the amount of restructuring costs during the subsequent 12-month period. The restructuring liability should also be excluded from the calculation of capital for the same subsequent 12-month period.

•	Recapitalization (i.e., significant altering of the company’s current capital structure). In the event of a recapitalization, the company may exclude the impact from both results and goals.

•	Other unusual or one-time gains/losses considered on a case-by-case basis relative to their impact on the company’s/operating unit’s financial results.

•	Expenses related to significant ERP system implementations may be capitalized and amortized over the same period as the ERP asset.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch-tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 — Virgis W. Colbert	☐	☐	02 — Kenneth W. Krueger	☐	☐	03 — Robert C. Stift	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the Company’s Short-Term Incentive Plan as amended effective January 1, 2007.	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s registered public accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

4.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Mark this box with an “X” if you plan to attend the Annual Meeting of Shareholders on Tuesday, May 1, 2007.	☐
C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All Joint owners must sign. When signing as attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

FOR PERSONAL ASSISTANCE IN ANY OF THE FOLLOWING AREAS:
• LOST DIVIDEND CHECKS — ADDRESS CHANGES — LOST OR STOLEN STOCK CERTIFICATES.

• DIVIDEND REINVESTMENT PLAN —	Dividends automatically reinvested in your account to purchase additional shares of Manitowoc Common Stock.

• DIRECT DEPOSIT —	Have your Manitowoc Company, Inc. dividends electronically deposited into your checking or savings account on the dividend payment date.
• VERIFICATION OF THE NUMBER OF MANITOWOC SHARES IN YOUR ACCOUNT.

• NAME CHANGES AND TRANSFER OF STOCK OWNERSHIP —	In the event of marriage, death and estate transfers, gifts of stock to minors in custodial accounts, etc.

• CONSOLIDATION OF ACCOUNTS —	Eliminates multiple accounts for one holder and certain duplicate shareholder mailings going to one address (dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder).

Computershare Trust Company, N.A.	OR WRITE TO:
SHAREHOLDER SERVICES CENTER	Computershare Trust Company, N.A.
1-877-498-8861	P.O. Box 43078
FOR THE HEARING IMPAIRED	Providence, RI 02940-3078
1-800-952-9245
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Proxy — The Manitowoc Company, Inc.

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 1, 2007
The undersigned holder of Common Stock of The Manitowoc Company, Inc. hereby appoints Terry D. Growcock and Maurice D. Jones, or either of them, with full power of substitution, to act as proxy for and to vote all of the shares of Common Stock of the undersigned at the Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held at the Best Western Lakefront Hotel (formerly the Inn on Maritime Bay) located at 101 Maritime Drive, Manitowoc, Wisconsin, at 10:00 a.m., C.D.T., Tuesday, May 1, 2007, or any adjournment thereof, as follows:
1.	Election of Directors — Nominees: Virgis W. Colbert, Kenneth W. Krueger and Robert C. Stift.

2.	Approval of the Company’s Short-Term Incentive Plan as amended effective January 1, 2007.

3.	Ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s registered public accountants for the fiscal year ending December 31, 2007.

4.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.
If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or RSVP Profit Sharing Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.